EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee, Board of Directors and Stockholders of
Universal Power Group, Inc.

We consent to incorporation by reference in Registration Statement No. 333-142736 on Form S-8 of Universal Power Group, Inc. of our report dated March 31, 2010 relating to the consolidated balance sheet of Universal Power Group, Inc. as of December 31, 2009 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the year then ended, which report is included in the December 31, 2009 Annual Report on Form 10-K/A of Universal Power Group, Inc.

/s/ BKD LLP

Dallas, Texas
September 22, 2010